UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2009

KKR Financial Holdings LLC

(Exact Name of Registrant as specified in its charter)

Delaware	001-33437	11-3801844
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 California Street, 50th Floor, San Francisco, California	94104
(Address of principal executive office)	(Zip Code)

415-315-3620

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 8.01          Other Events.

Declaration of Regular Cash Distribution

On November 29, 2009, KKR Financial Holdings LLC (“KFN” or the “Company”) announced that its Board of Directors declared a cash distribution of $0.05 per common share.  The cash distribution will be payable on December 21, 2009 to holders of the Company’s common shares of record as of the close of business on December 7, 2009.

Entry into Settlement Agreement

The Company also announced on November 29, 2009 that it reached an agreement on November 23, 2009 with a majority of the holders of the controlling class of notes of KKR Financial CLO 2005-2, Ltd. (“CLO 2005-2”), pursuant to which the note holders have agreed, subject to the terms and conditions of the agreement, not to challenge the July 2009 surrender for cancellation, without consideration, of $64 million of mezzanine notes issued to the Company by CLO 2005-2.  In exchange, the Company has agreed to certain arrangements, including, among other things, to refrain from undertaking a comparable surrender for cancellation, of any other mezzanine notes or junior notes issued to it by CLO 2005-2.  In addition, the Company has agreed with these noteholders that, for so long as no challenge is brought to the Company’s prior surrender of notes in any of its collateralized loan obligation transactions, the Company will not undertake a comparable surrender for cancellation, without consideration, of any mezzanine notes or junior notes issued to it by KKR Financial CLO 2005-1, Ltd. (“CLO 2005-1”), KKR Financial CLO 2006-1, Ltd. (“CLO 2006-1”), KKR Financial CLO 2007-1, Ltd. or KKR Financial 2007-A, Ltd.

CLO Note Cancellation Background:

On July 10, 2009, the Company surrendered for cancellation, without consideration, approximately $298 million in aggregate of mezzanine notes (the “Surrendered Notes”) previously issued to the Company by the issuers of three collateralized loan obligation (“CLO”) transactions.  The Surrendered Notes were cancelled by the trustee under the applicable indentures, and the obligations due under the Surrendered Notes were deemed extinguished.

Holders constituting a majority of the controlling class of notes of CLO 2005-2 challenged the July 2009 surrender for cancellation and notified the related trustee of purported defaults under the indenture related to the surrender and cancellation of the notes.  KFN, in consultation with its outside advisors, believes that none of the actions taken in connection with the note cancellation transactions were in violation of either the respective indentures governing each CLO transaction or applicable law.  Despite the Company’s determination that its actions were permitted and the agreement with note holders described above, no assurance can be given that holders of notes issued by CLO 2005-1 and CLO 2006-1 will not similarly challenge our surrender for cancellation of notes issued by such CLOs, or in the event of such a challenge, that we would be able to reach resolutions with such note holders similar to those reached with the CLO 2005-2 note holders.

Cautionary Note Regarding Forward-Looking Statements

This Current Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the Company’s ability to make future cash distributions to the holders of its common shares. These forward-looking statements are based on information available to the Company as of the date of this Current Report. Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to source new investments, the availability and cost of capital for future investments, competition within the specialty finance sector, economic conditions, credit loss experience, availability of financing, maintenance of sufficient liquidity and other risks disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR FINANCIAL HOLDINGS LLC

By:	/s/ JEFFREY B. VAN HORN
Name:	Jeffrey B. Van Horn
Title:	Chief Financial Officer

Date: November 30, 2009